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                                                                 EXHIBIT 4(l)(2)

                                                                  EXECUTION COPY


                                PLEDGE AGREEMENT
                                (Series I Bonds)


     PLEDGE AGREEMENT, dated as of November 12, 2002, made by and among CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (the "Company"), with and in favor of the Administrative Agent (as defined below).


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, pursuant to the Credit Agreement, the Banks thereunder have respectively agreed to make Loans to the Company, upon the terms and subject to the conditions set forth therein;

     NOW, THEREFORE, in consideration of the premises and to induce the Banks to make Loans under the Credit Agreement, the parties hereto hereby agree as follows:

     1. Defined Terms. (a) Unless otherwise defined herein, each term defined in the Credit Agreement and used herein shall have the meaning given to such term in the Credit Agreement.

     (b) The following terms shall have the following meanings:

     "Administrative Agent": Credit Suisse First Boston, in its capacity as administrative agent under the Credit Agreement.

     "Agreement": this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

     "Bonds": bonds issued by the Company pursuant to the Indenture, including without limitation, the Pledged Bonds.

     "Collateral": the collective reference to (i) the Pledged Bonds, all documents and instruments issued or delivered in respect of any Pledged Bonds, the rights and interest of the holder or registered owner of each Pledged Bond in and under the Pledged Bonds (including such rights and interest in any and all collateral securing the Pledged Bonds), such documents and instruments, any and all other documents and instruments that from time to time secure payment of such Pledged Bonds, (ii) all Investment Property constituting or arising from any Collateral, and (iii) all Proceeds of any of the foregoing.

     "Credit Agreement": the Credit Agreement, dated as of November 12, 2002, among CenterPoint Energy Houston Electric, LLC, the Banks party thereto, and Credit Suisse First Boston, as administrative agent, as amended, supplemented or otherwise modified from time to time.

     "Indenture": the General Mortgage Indenture, dated as of October 10, 2002, by the Company and the Trustee, as amended or supplemented from time to time.

     "Investment Property": the collective reference to (i) all "investment property" as such term is defined in Section 9-102(a)(49) of the New York UCC as in effect on the date hereof and (ii) whether or not constituting "investment property" as so defined, all Pledged Bonds.

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     "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

     "Obligations": the collective reference to the unpaid principal of and interest on the Loans under the Credit Agreement and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to the Administrative Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, any other Loan Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Banks that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).

     "Pledged Bonds": the Series I Bonds, initially authenticated and delivered in the aggregate principal amount of One Billion Three Hundred Ten Million Dollars ($1,310,000,000), established in the Ninth Supplemental Indenture, dated as of November 12, 2002, between the Company and the Trustee.

     "Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the New York UCC as in effect on the date hereof and, in any event, including, without limitation, principal, interest and other income from the Pledged Bonds and all collections thereon and any money or property realized or collected in connection with any collateral security or guarantee with respect to the Pledged Bonds.

     "Secured Party": each Bank under the Credit Agreement and the Administrative Agent, and each of their successors and assigns.

     "Securities Act": the Securities Act of 1933, as amended.

     "Trustee": JPMorgan Chase Bank, in its capacity as Trustee under the Indenture.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     2. Delivery and Pledge.

     (a) The Company hereby issues, delivers, transfers and assigns to the Administrative Agent, for the ratable benefit of the Secured Parties, the Pledged Bonds, as collateral security for the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and hereby grants a first priority security interest in the Collateral to the Administrative Agent for the ratable benefit of the Secured Parties. The Company hereby agrees that (i) subject to the terms hereof, the Administrative Agent is, and will have all the rights and interests of, a holder and registered owner of each Pledged Bond, and all rights and interests under

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and in the Collateral, and (ii) the Administrative Agent may exercise such rights and any other rights set forth herein or under applicable law, and realize on such interests, in each case for the ratable benefit of the Secured Parties, to satisfy, in whole or in part, the Obligations, in accordance with, and subject to, the terms hereof and the terms of the Credit Agreement. The Pledged Bonds shall be registered in the name of the Administrative Agent, and shall be held by the Administrative Agent for the ratable benefit of the Secured Parties. Notwithstanding anything herein to the contrary, should the Company become the subject of a case, proceeding or action under any applicable domestic or foreign bankruptcy, insolvency, reorganization or other similar law, the Pledged Bonds shall not be considered to be property of the Company's estate and the Administrative Agent and the Secured Parties shall be free to exercise all remedies hereunder respecting the Pledged Bonds or otherwise.

     (b) The Company shall cause the physical delivery of the Pledged Bonds in certificated form to the Administrative Agent, registered in its name as Administrative Agent.

     3. Restrictions on Transfer of Pledged Bonds; Voting of Pledged Bonds.

     (a) Unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not sell, assign or transfer the Pledged Bonds.

     (b) Unless an Event of Default shall have occurred or unless otherwise instructed by the Majority Banks, where consent of holders of Bonds of the Company is sought, the Administrative Agent shall vote, or shall consent with respect thereto, as follows: (i) the Administrative Agent shall vote all Pledged Bonds then held by it, or consent with respect thereto, in favor of any or all amendments or modifications of the Indenture which the Company has requested in connection with the supplemental indentures thereto for the issuance of additional Bonds to the extent permitted under the Credit Agreement; and (ii) with respect to any other amendments or modifications of the Indenture, the Administrative Agent shall vote all Pledged Bonds then held by it, or consent with respect thereto, in accordance with the written direction of the Majority Banks (or such greater percentage of Banks as provided in the Credit Agreement). Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent may vote the Pledged Bonds as contemplated by Section 6 of this Agreement.

     4. Representations and Warranties. The Company represents and warrants that:

     (a) The Pledged Bonds in certificated form delivered to the Administrative Agent and registered in its name as Administrative Agent, and the other Bonds described in Schedule 1 attached hereto represent, in the aggregate, all of the Bonds authenticated and delivered as of the date hereof.

     (b) Each of the Pledged Bonds constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (c) Upon delivery in certificated form to the Administrative Agent of the Pledged Bonds, (i) subject to Section 3(b) hereof, the Administrative Agent shall be entitled to all voting, consensual and other rights accruing to the holders of Bonds under the Indenture, and (ii) the security interest created pursuant to this Agreement will constitute a valid, perfected first priority security interest in the Collateral, enforceable in accordance with its terms against all creditors of the Company and any persons purporting to purchase any Collateral from the Company, subject to the effects of bankruptcy, insolvency,

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fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     (d) There exists no default under any Pledged Bond.

     5. Covenants. The Company covenants and agrees with the Administrative Agent, for the benefit of the Secured Parties, that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released:

     (a) The Company shall (i) not take or omit to take any action, the taking or the omission of which would result in an alteration or impairment of the security interest created by this Agreement, it being understood that the foregoing is not intended to restrict any supplement to the Indenture that is effected from time to time in accordance with the terms thereof to the extent permitted by the Credit Agreement and (ii) defend such security interest against claims and demands of all persons whomsoever. At any time and from time to time, upon the written request of the Administrative Agent and at the sole expense of the Company, the Company shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, in the case of any relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain "control" (within the meaning of the New York UCC) with respect thereto.

     (b) The Company shall not enter into any agreement amending or supplementing the Collateral except in accordance with, and subject to the terms of, the Indenture and to the extent permitted by the Credit Agreement.

     (c) The Company shall pay, and save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes and any and all recording and filing fees which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

     (d) Any sums paid upon or in respect of the Pledged Bonds upon the liquidation or dissolution of the Company shall be paid over to the Administrative Agent to be held by it or applied hereunder, for the ratable benefit of the Secured Parties, as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Bonds or any property shall be distributed upon or with respect to the Pledged Bonds pursuant to the recapitalization or reclassification of the capital of the Company or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held or applied hereunder, for the ratable benefit of the Secured Parties, as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Bonds shall be received by the Company, the Company shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Secured Parties, segregated from other funds of the Company, as additional collateral security for the Obligations.

     (e) The Company shall not (i) create, incur or permit to exist any Lien or option in favor of, or any claim of any person with respect to, any of the Pledged Bonds, or any interest therein, except for the security interests created by this Agreement or by the Indenture or (ii) enter into any agreement or

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undertaking restricting the right or ability of the Company or the
Administrative Agent to sell, assign, transfer or apply to the Obligations any of the Collateral.

     6. Remedies; Application of Proceeds.

     (a) If an Event of Default shall have occurred and be continuing, the rights and remedies of the Administrative Agent with respect to the Company and the Collateral shall include (without limitation of the other rights and remedies available to the Administrative Agent or any Secured Party under the Credit Agreement or otherwise available to it) (i) the right to collect all amounts payable under the Pledged Bonds or any other Collateral for the benefit of the Secured Parties and hold it for their benefit or apply it to the Obligations, (ii) the right to attend or be represented by proxy at any meeting of bondholders under the Indenture, (iii) the right to vote the Pledged Bonds in accordance with the terms of the Indenture at the written direction of the Majority Banks, (iv) the right to issue consents and waivers with respect to the Pledged Bonds at the written direction of the Majority Banks, (v) the right to issue any and all instructions and requests for action to the Trustee that are permitted to a bondholder under the Indenture at the written direction of the Majority Banks, and (vi) the right to exercise all other rights and remedies of a "holder" of a Pledged Bond under the Indenture.

     (b) If an Event of Default shall have occurred and be continuing at any time at the election of the Administrative Agent, the Administrative Agent may apply all or any part of Proceeds constituting Collateral in payment of the Obligations in such order as the Administrative Agent may determine consistent with the provisions of this Section 6. Application of Proceeds by the Administrative Agent hereunder, or any other application by the Administrative Agent of sums or property hereunder to be made to or for the benefit of the Secured Parties, shall be made first to the fees, costs, expenses or losses of the Administrative Agent in connection with this Agreement or its administration or enforcement or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Administrative Agent and the other Secured Parties hereunder, and then to the Secured Parties pro rata based on the aggregate amount of Obligations held by or owed to them (whether or not then due and payable). All Proceeds while held by the Administrative Agent (or by the Company in trust for the Administrative Agent) shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in this Section
6. Subject to the other applicable provisions hereof, any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

     (c) If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent or Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or

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sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived or released. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, as set forth in Section 6(b) hereof, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to the Company. To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given in writing at least 10 days before such sale or other disposition. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations.

     (d) (i) The Company recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Bonds, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Bonds for the period of time necessary to permit the Company to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Company would agree to do so.

     (ii) The Company agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Bonds pursuant to this Section 6(d) valid and binding and in compliance with any and all other applicable requirements of law.

     7. Administrative Agent's Appointment as Attorney-in-Fact. At any time after the occurrence and during the continuance of an Event of Default, the Company hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

     8. Duty of Administrative Agent. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar securities and property for its own accounts. None of the Administrative Agent, any Bank, each of their successors and assigns, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or any other person or to take any other action whatsoever with regard to the Collateral

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or any part thereof. The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties' interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

     9. Authority of Administrative Agent. The Company acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by it or the exercise or non-exercise by it of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Company, the Administrative Agent shall be conclusively presumed to be acting as an agent for the Banks with full and valid authority so to act or refrain from acting, and the Company shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

     10. Execution of Financing Statements. Pursuant to any applicable law, the Company authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Company in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording for filing in any jurisdiction.

     11. Notices. All notices, requests and demands to or upon the Company or the Administrative Agent to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) if given by mail, when deposited in the mails by certified mail, return receipt requested, or
(iii) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed to the Company or the Administrative Agent at the following:

          (x) if to the Company: 1111 Louisiana, Houston, Texas 77002,
     Attention of Linda Geiger, Assistant Treasurer (Telecopy No. 713-207-3301); and
          (y) if to the Administrative Agent: Credit Suisse First Boston, 11 Madison Avenue, New York, New York 10010, Attention of Julia Kingsbury (Telecopy No. 212-325-8304).

     12. Return of Documents; Cooperation. Upon the payment in full of all Obligations and termination of this Agreement, the Administrative Agent shall
(a) surrender the Pledged Bonds to the Trustee and (b) return to the Company all other Collateral previously delivered to the Administrative Agent and then held by it, in each case without recourse, representation or warranty, and execute and deliver to the Trustee or the Company, as the case may be, such documents of assignment as are reasonably necessary to terminate the Administrative Agent's security interest in the Collateral interest hereunder.

     13. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or

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unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14. Amendments. (a) Except as set forth in clause (b) below, none of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Company and the Administrative Agent (as instructed by the Majority Banks or such other percentage of Banks as may be required pursuant to the terms of the Credit Agreement).

     (b) The Administrative Agent is authorized (but is under no obligation) to enter into amendments and modifications of a technical nature that do not materially impair the rights of the Secured Parties hereunder taken as a whole.

     15. No Waiver; Cumulative Remedies. (a) None of the Secured Parties shall by any act (except by a written instrument pursuant to Section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.

     (b) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

     16. Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     17. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of each of the Secured Parties and its successors and assigns.

     18. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     19. Integration. This Agreement, the Credit Agreement and the other Loan Documents represent the agreement of the Company and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Secured Parties relative to subject matter hereof and thereof not expressly set forth or referred to herein, in the Credit Agreement or in the other Loan Documents.

     20. Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                                       8
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     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address referred to in Section 11 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     21. Release. At any time when the unpaid principal amount of the Loans under the Credit Agreement shall have been repaid in whole or in part, an amount of Pledged Bonds under this Agreement shall be released (whether by virtue of a reduction in the aggregate principal amount of the Pledged Bonds pursuant to the terms of such Pledged Bonds, or otherwise) from the security interests created hereby in the principal amount by which such Obligations are repaid, and all obligations (other than those expressly stated to survive such repayment) of the Administrative Agent and the Company in relation to such released Collateral shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to such released Collateral shall revert to the Company. At the request and sole expense of the Company following any such repayment, the Administrative Agent shall deliver to the Company any Collateral (including certificates representing Pledged Bonds released as part of such Collateral) released under the terms of this Section 21 and held by the Administrative Agent hereunder, and execute and deliver to the Company such documents (including appropriate notations to any Pledged Bond confirming the amount of any reduction in the aggregate principal amount of such Pledged Bond) as the Company shall reasonably request to evidence such release. The Company agrees that if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party, upon the bankruptcy or reorganization of the Company or otherwise, Pledged Bonds, in a principal amount equal to the amount rescinded or otherwise required to be restored, and all rights thereto, shall revert to the Administrative Agent for the ratable benefit of the Secured Parties.

     22. WAIVER OF JURY TRIAL. THE COMPANY HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.


                                 CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC


                                 By: /s/ MARC KILBRIDE
                                     -----------------------------------
                                     Name: Marc Kilbride
                                          ------------------------------
                                     Title: Vice President and Treasurer
                                           -----------------------------


                                 CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, as Administrative Agent


                                 By: /s/ S. WILLIAM FOX
                                     -----------------------------------
                                     Name: S. William Fox
                                          ------------------------------
                                     Title: Vice President
                                           -----------------------------


                                 By: /s/ JAMES P. MORAN
                                     -----------------------------------
                                     Name: James P. Moran
                                          ------------------------------
                                     Title: Director
                                           -----------------------------

                                                                      SCHEDULE 1
                                                             to Pledge Agreement


              BONDS AUTHENTICATED AND DELIVERED UNDER THE INDENTURE


     (1) the series of Securities, initially authenticated and delivered in the aggregate principal amount of Eight Hundred Fifty Million Dollars ($850,000,000) established in the First Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the First Supplemental Indenture;

     (2) the series of Securities (as defined in the Indentures), initially authenticated and delivered in the aggregate principal amount of Fifty Million Dollars ($50,000,000) established in the Second Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Second Supplemental Indenture;

     (3) the series of Securities, initially authenticated and delivered in the aggregate principal amount of Sixty Eight Million Dollars ($68,000,000) established in the Third Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Third Supplemental Indenture;

     (4) the series of Securities, initially authenticated and delivered in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) established in the Fourth Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Fourth Supplemental Indenture;

     (5) the series of Securities, initially authenticated and delivered in the aggregate principal amount of Ninety Million Dollars ($90,000,000) established in the Fifth Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Fifth Supplemental Indenture;

     (6) the series of Securities, initially authenticated and delivered in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) established in the Sixth Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Sixth Supplemental Indenture;

     (7) the series of Securities, initially authenticated and delivered in the aggregate principal amount of Nineteen Million Two Hundred Thousand Dollars ($19,200,000) established in the Seventh Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Seventh Supplemental Indenture;

     (8) the series of Securities, initially authenticated and delivered in the aggregate principal amount of One Hundred Million Dollars ($100,000,000) established in the Eighth Supplemental Indenture, dated as of October 10, 2002, between the Company and the Trustee, the form and terms of which are established in the Officer's Certificate, dated October 10, 2002, pursuant to the Eighth Supplemental Indenture; and

     (9) the Pledged Bonds.